                                                                    EXHIBIT 12.1

                          MRS. FIELDS AND PREDECESSORS
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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


                                                                                    The Original Cookie Company, Incorporated and
                                          Mrs. Fields Inc. and Subsidiaries         the Carved-out Portion of Hot Sam Company, Inc.
                                   ------------------------------------------------ -----------------------------------------------
                                                                           DECEMBER                                      DECEMBER
                                           FISCAL YEARS ENDED              31, 1995        FISCAL YEARS ENDED            31, 1995
                                   --------------------------------------  THROUGH    -------------------------------     THROUGH
                                       DECEMBER    DECEMBER    DECEMBER   SEPTEMBER   DECEMBER   DECEMBER    DECEMBER    SEPTEMBER
                                       31, 1993    31, 1994    30, 1995    17, 1996   31, 1993   31, 1994    30, 1995     17, 1996
                                   ------------------------------------------------- ---------------------------------------------
 Earnings:
  Net loss.......................     $  (2,243)  $  (5,320)  $  (2,368)  $  (2,304)  $  (333)  $  (5,355)  $  (2,096) $  (5,645)
       Add: Income taxes.........           215         191         241         205       213         224         263          -
  Fixed charges..................         1,088       2,155          51          80     4,172       4,381       4,268      2,828
                                      ---------   ---------   ---------   --------- ---------   ---------   ---------  ---------
     Total loss..................     $    (940)  $  (2,974)  $  (2,076)  $  (2,019)  $ 4,052   $    (750)  $   2,435  $  (2,817)
                                      =========   =========   =========   ========= =========   =========   =========  =========

     Fixed charges:
           Total fixed charges...     $  1,088   $   2,155   $      51   $      80    $ 4,172   $   4,381   $  4,268   $   2,828
                                      =========   =========   =========   ========= =========   =========   =========  =========

 Ratio of earnings to
            fixed charges(a).....            -           -           -           -       0.97x         -        0.57x         -
                                      =========   =========   =========   ========= =========   =========   =========  =========
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 (a) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate.

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
                                                           MRS. FIELDS' HOLDING COMPANY, INC.
                                               -------------------------------------------------------------------------------------
                                                 SEPTEMBER     FISCAL
                                                 18, 1996       YEAR
                                                 THROUGH        ENDED     PRO FORMA  39 WEEKS ENDED                  PRO FORMA
                                                DECEMBER 28,  JANUARY 3,  JANUARY 3,   SEPTEMBER 27, 39 WEEKS ENDED  OCTOBER 3,
                                                   1996         1998        1998          1997       OCTOBER 3, 1998  1998
                                               ---------------------------------------------------------------------------------
   Earnings:
       Income before provision for
             income taxes..................     $   3,922      $  475       $(6,467)     $(2,586)      $(9,607)      (15,844)
       Fixed charges.......................         1,737       8,031        22,186        4,783         9,969        18,015
       Exclude pref. dividends.............            --        (306)       (1,098)          --          (333)         (845)
          Full minority interest loss......            --        (138)         (307)      (2,767)         (268)         (268)
                                                ---------      ------       -------      -------       -------      --------
             Total earnings  ..............     $   5,659      $8,062       $14,314      $  (570)      $  (239)     $  1,058
                                                =========      ======       =======      =======       =======      ========

     Fixed charges:
       Interest expense  ..................     $   1,737      $7,527       $20,378       $4,783       $ 9,421      $ 16,623
          Preferred stock dividends as
             adjusted......................            --         504         1,808           --           548      $  1,392
                                                ---------      ------       -------      -------       -------      --------

             Total fixed charges...........     $   1,737      $8,031       $22,186      $ 4,783       $ 9,969      $ 18,015
                                                =========      ======       =======      =======       =======      ========

   Ratio of earnings to fixed charges(a)...         3.26x        1.00x         0.66x       (0.12)x       (0.02)x         0.06x
                                                =========      ======       =======      =======       =======      ========
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